Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND SIX MONTH EARNINGS

Aiken, South Carolina (July 29, 2013) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for the quarter and six month periods ended June 30, 2013.  The Company reported net income available to common shareholders of $769,000 or $0.26 per common share (basic) for the quarter ended June 30, 2013, an increase of $148,000 or 23.8% compared to net income available to common shareholders of $621,000 or $0.21 per common share (basic) for the quarter ended June 30, 2012. For the six months ended June 30, 2013, net income available to common shareholders increased $389,000 or 41.3% to $1.3 million or $0.45 per common share (basic), compared to net income available to common shareholders of $941,000 or $0.32 per common share (basic) for the same period in 2012. The increases in earnings for the quarter and six month period are primarily a result of increases in non-interest income in both periods.

Non-interest income increased $559,000 or 47.2% to $1.7 million for the quarter ended June 30, 2013 from $1.2 million for the comparable quarter in 2012. The increase is a result of an increase in gain on sale of investments of $266,000 or 256.7% combined with income related to an award the Bank received in recognition of its commitment to community development. During the quarter ended June 30, 2013, the Company recognized $220,000 in grant income in connection with this award compared to the same period in 2012 when no grant income was recognized. Non-interest income for the six-months ended June 30, 2013 increased $890,000 or 31.8% compared to the same period in 2012 as a result of a $636,000 increase in grant income.

Net interest spread increased six basis points to 2.78% for the quarter ended June 30, 2013 and increased six basis points to 2.73% for the six months ended June 30, 2013 when compared to the same periods in 2012. Despite an increase in spread, the significant decrease in the volume of interest bearing assets, particularly loans, resulted in a decrease in net interest income. For the quarter ended June 30, 2013, net interest income decreased $135,000 or 2.3% to $5.7 million compared to $5.9 million for the quarter ended June 30, 2012. Net interest income decreased $683,000 or 5.7% to $11.3 million for the six months ended June 30, 2013 compared to $12.0 million for the six months ended June 30, 2012.

Non-performing assets, which consist of non-accrual loans and repossessed assets decreased $8.2 million or 32.5% to $17.0 million at June 30, 2013 from $25.2 million at December 31, 2012 and decreased $25.0 million from $42.0 million at June 30, 2012. For the six months ended June 30, 2013, an additional $2.0 million was added to the allowance through the provision for loan losses. As a result, the allowance for loan losses represented 2.88% of total loans held for investment at June 30, 2013 and 2.80% of total loans held for investment at December 31, 2012.

Non-interest expense increased $94,000 or 1.8% to $5.4 million for the quarter ended June 30, 2013 from $5.3 million for the comparable quarter in 2012. For the six months ended June 30, 2013, non-interest expense increased $482,000 or 4.6% to $10.9 million, compared to $10.4 million for the same period in 2012. The increase was primarily the result of prepayment penalties of $238,000 the Company incurred for paying down Federal Home Loan Bank advances during the six months ended June 30, 2013. As part of the Company’s strategy, management elected to replace some higher rate advances with lower rate callable certificates of deposit.

Total assets at June 30, 2013 were $867.4 million compared to $890.4 million at December 31, 2012, a decrease of $23.0 million or 2.6% for the six month period.  Total loans receivable, net decreased $23.7 million or 5.9% to $374.0 million at June 30, 2013 from $397.7 million at December 31, 2012 due to decreased loan demand.  Total deposits decreased $5.3 million or 0.8% to $671.1 million at June 30, 2013 compared to $676.3 million at December 31, 2012.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $13.4 million or 10.6% to $112.4 million at June 30, 2013 from $125.8 million at December 31, 2012.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KT for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total interest income	$7,680	$8,475	$15,384	$17,427

Total interest expense	1,959	2,619	4,073	5,433

Net interest income	5,721	5,856	11,311	11,994

Provision for loan losses	900	725	2,045	2,675

Net interest income after
provision for loan losses	4,821	5,131	9,266	9,319

Non-interest income	1,743	1,184	3,688	2,798

Non-interest expense	5,392	5,298	10,905	10,423

Income before income taxes	1,172	1,017	2,049	1,694

Provision for income taxes	293	286	499	533

Net income	$879	$731	$1,550	$1,161

Preferred stock dividends	110	110	220	220

Net income available to common
Shareholders	$769	$621	$1,330	$941

Earnings per common share (basic)	$0.26	$0.21	$0.45	$0.32

	BALANCE SHEET HIGHLIGHTS

	June 30, 2013	December 31, 2012%

Total assets	$867,354	$890,355	-2.6%

Cash and cash equivalents	9,336	7,904	18.1%

Total loans receivable, net	374,049	397,706	-5.9%

Investment & mortgage-backed securities	432,332	430,988	0.3%

Deposits	671,082	676,339	-0.8%

Borrowings	112,428	125,813	-10.6%

Shareholders' equity	78,351	82,592	-5.1%

Book value per share	$19.00	$20.45	-7.1%

Total risk based capital ratio (1)	20.97%	20.77%	1.0%

Non performing assets	16,987	25,159	-32.5%

Non performing assets to total assets	1.96%	2.83%	-30.7%

Allowance as a percentage of gross loans, held for investment	2.88%	2.80%	2.9%

(1)- This ratio is calculated using Bank only information and not consolidated information